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                                       255 Alhambra Cicle/Coral Gables, FL 33134
                                              Tadd Schwartz / Tadds@weber-pr.com
                                             Jenny Chacon / Jchacon@weber-pr.com
                                          Tel: (W) 305-448-7450 (C) 305-898-7995

                 LEWIS B. FREEMAN NAMED ASSIGNEE FOR THE BENEFIT
                          OF CREDITORS OF MORTGAGE.COM

          Action taken to insure orderly liquidation of company assets for the benefit of creditors

MIAMI - December 14, 2000 -Mortgage.com (Nasdaq: MDCM) has filed an Assignment for the Benefit of Creditors in accordance with Florida state law. Lewis B. Freeman is the Assignee for the Benefit of Creditors. Mr. Freeman will immediately assume control of the company's assets and, as a fiduciary of the estate, act on behalf of the company's creditors to maximize their return. Freeman has retained an affiliated company, BizTumaround.com, and the law firm of Markowitz Davis Ringel & Trusty, P.A. to assist and represent him in his efforts.

"Our goal is to immediately assess all options for liquidation of Mortgage.com's assets in a manner that maximizes the return for creditors," said Freeman. "By resolving this matter in state court under the Assignment for the Benefit of Creditors statute, Mortgage.com stands to simplify and expedite the process in a way that benefits all creditors."

During his career, Mr. Freeman has been appointed by numerous state and federal court judges to serve as a Receiver and/or Trustee to operate and liquidate a wide variety of businesses. He indicated that it is his plan to maximize payment to creditors in the shortest time possible. While there are no guarantees, Freeman has a proven track record of returning value on the dollar for creditors.

"Mortgage.com is committed to maximizing the return for our creditors, which is why we have taken this legal course," said Miami attorney John Kozyak, counsel for Mortgage.com.

Recently, Freeman recovered more than $24 million for investors in Unique Gems Intl' Corp. as the state court-appointed Receiver. As the federal court-appointed Trustee of a 600,000 square foot commercial complex made up of shopping centers, office building, and warehouses, Freeman effectively managed the properties until the estate was dissolved, improving profitability and decreasing the vacancy rate.

"I expect the process of liquidating Mortgage.com's assets and returning the maximum benefit for creditors to take anywhere from a few months to a year," said Freeman.

                                     -more-



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This press release includes `forward-looking" statements that reflect the company's current view with respect to future events. The forward-looking statements in this release are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that actual events may differ materially from the Company's expressed expectations because of risks and uncertainties inherent in future events, including such uncertainties as (1) the results of negotiations with the company's warehouse lenders, (2) the adequacy of cash flow to cover expenses while the company seeks to maximize the value of its assets, and (3) other uncertainties that are described in registration statements, reports and other documents filed by the Company from time to time with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934.

About Lewis B. Freeman

Lewis B. Freeman is a C.P.A., Attorney at Law, and a Certified Fraud Examiner. Mr. Freeman is a Principal in Lewis B. Freeman & Partners, Inc. and in BizTurnaround.com. Mr. Freeman has been appointed in various fiduciary capacities in more than 25 matters.

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